Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Star Fashion Culture Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid
	Equity	Class A Ordinary Shares, par value $0.00001 per share(2)	457(o)	3,150,000	$5.00	$15,750,000	.0.00014760		$2,324.70

Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$15,750,000			$2,324.70
	Total Fees Previously Paid							$
	Total Fee Offsets							$
	Net Fee Due								$2,324.70

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended. Includes the shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.